EMPLOYMENT AGREEMENT

Executed on September 9, 2018

This Employment Agreement (the “Agreement”) is entered into by and between Novomic Ltd., with offices at 23 Hamelacha St., Rosh Hain, Israel (the “Company”) and Nir Shemesh, I.D. No. 021612759, of ________________________, email: nir.shemesh@gmail.com (the “Employee”).

EMPLOYMENT AND COMPENSATION

1.	The Company has agreed to employ Employee for an indefinite period and Employee has agreed to become so employed, on the terms and conditions set forth herein. The commencement date of the employment, Employee’s position, the reporting duties and other work-related terms, including salary, entitlements and fringe benefits, are specified in Appendix A attached hereto.

2.	Employee undertakes to devote Employee’s full time, attention, skill, and effort exclusively to the performance of Employee’s duties and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, during Employee’s employment, without the prior written consent of the Company. Nothing contained herein shall derogate from Employee’s undertakings in Appendix B attached hereto.

3.	This Agreement may be terminated by either party at any time by giving the other party hereto a prior notice of such termination, as specified in Appendix A (the “Notice Period”).

4.	Notwithstanding anything to the contrary in Section 3 above, the Company may terminate the employee’s employment for Cause. In any event of termination for Cause, the Employment under this Agreement shall forthwith terminate and thereafter the Company shall not have any further liability or obligation towards Employee, including with respect to Notice Period. The term “Cause” means: (i) breach of Employee’s fiduciary duties, misappropriation of the Company’s property or any breach of Employee’s undertakings under Appendix B; or (ii) a material breach by the Employee of this Agreement, provided however, that Employee has not cured such breach (if remediable) within 7 days following a notice sent to Employee by the Company; or (iii) Employee’s indictment for a criminal offense (other than an offense for which a fine or non-custodial penalty is imposed) or involvement in sexual harassment of another employee or third party in connection with Employee’s employment; or (iv) any other circumstances under which prior notice may be denied from Employee upon termination of employment under any applicable law.

5.	Employee shall have no lien on any of the Company’s assets, equipment or any other material in Employee’s possession. Employee shall return to the Company all Company’s equipment no later than the day of termination of employer-employee relationship, prior to any unpaid leave or within 7 days following Company’s demand.

6.	Nothing herein shall derogate from any right Employee may have, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of Employee’s employment, which cannot be stipulated against.

NON DISCLOSURE, COMPETITIVE ACTIVITY AND OWNERSHIP OF INVENTIONS

7.	Simultaneously with the signing of this Agreement, Employee shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, attached hereto as Appendix B.

EMPLOYEE’S REPRESENTATIONS AND UNDERTAKINGS

Employee represents, warrants, and undertakes all of the following:

8.	Employee has the ability, knowledge and qualifications needed to perform Employee’s obligations under this Agreement. Employee does not suffer from any physical or mental health issues which may have an unreasonable influence on the performance of Employee’s undertakings under this Agreement.

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

9.	There are no other undertakings or agreements preventing, restricting or limiting the fulfillment of Employee’s obligations under this Agreement. Employee shall not, by entering into this Agreement and performing Employee’s obligations hereunder, be deemed to be: (i) violating any right of Employee’s former employer(s), or (ii) in breach of or in conflict with, any of Employee’s obligations towards Employee’s former employer(s) or under any agreement or obligation to which Employee is bound.

10.	Employee shall inform the Company of any matter in which Employee or Employee’s immediate family has a personal interest and which might give rise to a conflict of interest with Employee’s duties under the terms of Employee’s employment, immediately upon becoming aware of such matter.

11.	Employee shall not receive any benefit from any third party, directly or indirectly in connection with Employee’s employment. In the event Employee breaches this undertaking, without derogating from any of the Company’s rights, such benefit or its value shall become the sole property of the Company and the Company may deduct the value of such benefit from any payment Employee may be entitled to. This section does not apply to gifts or benefits with insignificant value.

12.	In carrying out Employee’s duties, Employee shall not act in a way which contradicts the signature rights of the Company.

13.	Employee acknowledges and agrees that from time to time Employee may be required by the Company to travel and stay abroad as part of Employee’s obligations under this Agreement. Employee hereby acknowledges and agrees that while Employee is abroad as part of Employee’s obligations under this Agreement, Employee shall serve as a senior representative of the Company, a position which requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). Therefore, in these special circumstances, the provisions of the Working Hours and Rest Law shall not apply to the Employee’s employment under this Agreement. Employee acknowledges that while Employee is abroad as part of Employee’s obligations under this Agreement, Employee shall be required to work “overtime” hours, including during late hours and during “weekly hours of rest”, and that Employee shall not be granted any additional compensation with regard to such “overtime” hours. Employee acknowledges that the monetary implications of this provision have been taken into account by the parties to this Agreement in their decision on the compensation specified in Appendix A and by the Employee in the Employee’s decision to engage in this Agreement.

14.	Employee acknowledges that in extraordinary circumstances the Company may require the Employee to participate in a polygraph test. Employee agrees that: (a) the Company may rely on the results of such polygraph test; and (b) the results of such test may be presented in any legal proceedings and may be considered as valid evidence.

15.	Unless otherwise provided under this Agreement or Company’s procedures, Employee will use the Company’s equipment for the purpose of Employee’s employment only. Thus, Employee shall not use the Company’s computers/laptops and email system (including by smartphone) for personal purposes (the “Company’s Computers”), shall not store any private material on Company’s Computers and shall not store company documents on Employee’s cloud storage accounts. For personal purposes, Employee shall be entitled to use external email services (such as Gmail, Yahoo Mail, etc.).

16.	Employee acknowledges and agrees as follows: (i) the Company shall have the right to allow other employees and other third parties to use the Company’s Computers; (ii) the Company shall have the right to conduct inspections on any and all of the Company’s Computers, including inspections of email transmissions, internet usage and inspections of their content and shall have the right to use the findings of such inspections for the Company’s purposes; (iii) in light of Employee’s undertaking that the sole use of the Company’s Computers shall be for business purposes, Employee has no right to privacy in any of the Company’s Computers.

17.	Employee acknowledges and agrees that information related to the Employee and the Employee’s terms of employment at the Company, as shall be received and held by the Company (the “Information”), may be transferred to third parties, including those located abroad, subject to: (a) that such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company (including transactions related with the Company); (b) that the transferred Information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the Information shall undertake, to the extent possible, to preserve the privacy of the Information, at least at the level of privacy kept by the Company itself regarding the Information.

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

18.	In the event this Agreement is terminated for any reason whatsoever, Employee shall cooperate with the Company and exercise Employee’s best efforts to assist in the integration of the person or persons who will assume Employee’s responsibilities into the Company.

GENERAL PROVISIONS

19.	This Agreement and all Appendices attached hereto constitute the entire agreement between the parties and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by a written instrument duly signed by or on behalf of each party hereto.

20.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

21.	Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic “received” approval (delivery receipt) was sent by the email server.

Employee acknowledges that:

(1)	she has read and fully understood all the provisions of this Agreement and its appendices;

(2)	she was given the opportunity to consult with third parties, including her attorneys; and

(3)	This Agreement was signed at Employee’s own free will.

Novomic Ltd.		Employee - Nir Shemesh

By:	/s/ Doron Biran	/s/ Nir Shemesh
Name:	Doron Biran
Title:	CEO

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

APPENDIX A

TERMS OF EMPLOYMENT AND COMPENSATION

1.	Commencement Date, Position and Reporting - Employee’s employment shall commence on September 9, 2018, in the position of Chief Financial Officer. Employee shall report directly to Company’s Chief Executive Officer.

2.	Working Hours - Employee shall be employed on a 5-day workweek basis. Employee’s working hours shall be in accordance with the Company’s policy, as in effect from time to time. On the date of signature of this Agreement the normal working hours of the Company are 9:00 to 18:00. The Company may instruct the Employee to work overtime. Employee’s entitlement to breaks will be in accordance with any applicable law. Employee’s rest day shall be Saturday.

3.	Notice Period - During the first 6 months of Employee’s employment, the Notice Period shall be in accordance with the Prior Notice for Dismissal and Resignation Law, 2001; Thereafter - the Notice Period shall be 1 month. Notwithstanding the above, the Company shall be entitled to consider the Employee’s clear and unequivocal oral notice of resignation as binding, in the absence of written notice.

4.	Salary – A gross monthly salary of NIS 17,500 (the “Base Salary”). An additional global payment of NIS 4,700 per month for up to 40 overtime hours at an hourly rate of 125% and NIS 2,800 per month for up to 20 overtime hours at an hourly rate of 150% (the “Global Overtime Payment”) – up to 60 overtime hours in total (the “Quota”). Employee will be entitled to full Global Overtime Payment even if the entire Quota was not met.

The parties estimate that the Quota reflects the actual overtime hours that Employee may work and therefore, the Global Overtime Payment is sufficient to cover all overtime work. The Company undertakes that the Global Overtime Payment shall be raised together with any Base Salary increase.

Upon the first anniversary of the Employee’s employment by the Company, his Salary shall be increased by 5%.

5.	The parties agree that the Global Overtime Payment be treated, for all intents and purposes, as salary payment and therefore the Base Salary and the Global Overtime Payment shall be collectively referred to as the “Salary”. Any payment or benefit under this Appendix A, other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Employee shall not maintain or claim otherwise. The Salary shall be payable on such dates as required by law.

6.	Pension Arrangements - The Company shall insure the Employee under an accepted ‘Managers’ Insurance’ plan (the “Managers’ Insurance Policy”), a Pension Fund (the “Pension Fund”) or a combination of both, at Employee’s choice, according to the following rates and conditions:

6.1.	Managers’ Insurance Policy:

	6.1.1.	Disability Insurance - The Company, at its own discretion and expense, shall purchase a disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary (the “Disability Insurance”). The Company’s contribution for Disability Insurance shall, in no circumstances, exceed the amount of 2½% of the Salary.

	6.1.2.	Severance - an amount equal to 8⅓% of the Salary;

	6.1.3.	Company’s contribution towards pension - the difference between 6.5% of the Salary and the actual percentage of the Salary contributed towards Disability Insurance, provided that the Company’s contribution towards pension shall not be lesser than 5% of the Salary.

	6.1.4.	Employee’s contribution towards pension – 6% of the Salary.

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

6.2.	Pension Fund: Severance - an amount equal to 8⅓% of the Salary; Pension - an amount equal to 6.5% of the Salary. In addition, the Company will deduct from Employee’s monthly paycheck a sum equal to 6% of the Salary as Employee’s contribution.

7.	Study Fund. The Company and the Employee shall contribute to a study fund pursuant to applicable law.

8.	Pension Funds Release - The Company and Employee agree to adopt the provisions of the “General Approval of the Minister of Labor and Social Welfare Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay”, which was issued in accordance with the Severance Pay Law, 1963 (the “General Acknowledgement”), as amended from time to time. The General Acknowledgment is attached to this Agreement as Appendix C. The Company waives any right that it may have for the repayment of any monies paid by it to the Managers’ Insurance Policy and/or the Pension Fund, unless the right of Employee to severance has been revoked by a judicial decision, under Section 16 or 17 of the Severance Pay Law, 1963 (to the extent of such revocation) or in case Employee withdrew monies from the Pension Fund or the Insurance Fund for any reason other than death, disability or retirement at the age of sixty or thereafter.

Employee hereby acknowledges and confirms that the Company’s contributions towards the Employee’s Insurance Policy and/or the Pension Fund are and shall be in lieu of severance pay, if Employee shall be entitled to such, according to Section 14 of the Severance Pay Law, 1963 and in accordance with the General Acknowledgement.

9.	Vacation - Employee shall be entitled to 20 vacation days (the “Vacation Days”) with respect to each full year of continuous employment with the Company. Employee shall be entitled to carry forward the unused Vacation Days in accordance with the terms set out in the Leave Law. Any contractual vacation days (annual leave days granted in excess of the amount required by law or by any applicable expansion order) remaining unused at the end of any 12-month period of employment, shall be forfeited with no compensation payable.

10.	Sick Leave - Employee shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law, 1976. In the event Employee is absent from work due to illness, Employee shall notify the Company of the illness on the first day of absence, unless Employee is unable to provide such notice due to Employee’s medical condition, in which case the notice will be delivered as soon as possible. Such notice shall include, inter alia, the estimated period in which Employee will be absent from work. Employee shall be reimbursed for his sick leave commencing on his first day of leave.

11.	Recuperation Pay - Employee shall be entitled to Recuperation Pay (“Dmey Havra’a”) in accordance with the applicable expansion order.

12.	Car

The Company shall lease a Hyundai i25 (the “Car”) for the Employee and shall bear the costs of the Car, including rental fees, registration and gasoline. The Car shall be used by the Employee pursuant to and in accordance with the Company’s policy and guidelines from time to time.

13.	Business Expenses - The Company shall reimburse Employee for necessary and customary business expenses incurred by Employee, in accordance with the Company’s policy, as amended from time to time.

14.	Stock Options – The Employee shall be entitled to receive such stock options, representing 1% of the issued share capital of the Company’s parent company, TechCare Corp. to vest in annual increments over 4 years of continuous employment by the Company (the “Options”). The exercise price of the Options shall be equivalent to the average VWAP of the stock during a 30 days’ period prior to the signing of this Agreement. The grant of the Options shall be subject to the approval of the Company’s Board of Directors and pursuant a stock award agreement.

15.	Annual Bonus. In the event shall generate an annual operational profit of $1,000,000, the Employee shall be entitled to a bonus equivalent to 2 monthly Base Salaries.

16.	Taxes - The Company shall withhold, deduct, transfer and/or charge Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by Employee and in respect of all the benefits that Employee is or may be entitled to.

Novomic Ltd.		Employee – Nir Shemesh

By:	/s/ Doron Biran	/s/ Nir Shemesh
Name:	Doron Biran
Title:	CEO

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

APPENDIX B

THIS UNDERTAKING (“Undertaking”) is entered into as of September 9, 2018, by Nir Shemesh, I.D. No. 021612759, of __________________________, email: Nir.Shemesh@gmail.com (the “Employee”).

WHEREAS, Employee wishes to be employed by Novomic Ltd. (the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Inventions (as defined below) and in all related intellectual property, and Employee is entering into this Undertaking as a condition to Employee’s employment with the Company.

NOW, THEREFORE, the Employee undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1.	Employee acknowledges that Employee may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (i) has become part of the public domain not as a result of a breach of any obligation owed by Employee to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Employee gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Employee shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2.	Employee acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.	During the term of Employee’s employment and at any time after termination or expiration thereof, for any reason, Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Employee agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Employee in connection with the employment by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Employee to the Company upon termination or expiration of Employee’s employment for any reason, or at any earlier time at the request of the Company, without Employee retaining any copies thereof.

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

1.5.	During the term of Employee’s employment with the Company, Employee shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location as promptly as possible after such use.

1.6.	During the term of Employee’s employment with the Company, Employee will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, belonging to any former employer or any other person to whom Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2.	Unfair Competition and Solicitation.

2.1.	Employee undertakes that during the term of employment with the Company Employee shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company.

2.2.	Employee undertakes that for a period of twelve (12) months following termination of Employee’s employment for whatever reason Employee shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets, as defined below. Employee confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets.

2.3.	Employee hereby declares that he/she is aware that a portion of the Salary contains additional consideration in exchange for the Employee fully undertaking the non-compete provisions in Sections 2.1 and 2.2 above. Notwithstanding anything in this provision, the Employee declares that he/she is financially capable of undertaking these non-compete provisions.

2.4.	Employee undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter: (i) Employee shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (ii) Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.5.	Employee acknowledges that in light of Employee’s position with the Company and in view of Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are’s Major Assets, and are being undertaken by Employee as a condition to the employment of Employee by the Company. Employee confirms that Employee has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Employee of entering into this Undertaking and, specifically, Section 2 hereof.

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

3.	Ownership of Inventions.

3.1.	Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during Employee’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2.	Employee agrees that all the Inventions are, upon creation, Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) any and all title, rights and interest in and to any Invention; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.3.	Employee has attached hereto, as Exhibit B-1, a list describing all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Employee (whether made solely by the Employee or jointly with others) that: (i) were developed by the Employee prior to the Employee’s engagement with the Company (collectively, the “Prior Inventions”), (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if Exhibit B-1 is incomplete or if no such list is attached, the Employee represents that there are no such Prior Inventions.

3.4.	Employee further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

3.5.	Employee shall not be entitled to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Employee and the Company. Without limitation of the foregoing, Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. Any oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void.

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

4.	General.

4.1.	Employee represents that the performance of all the terms of this Undertaking and Employee’s duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing Employee.

4.2.	Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Employee’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3.	Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Employee, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4.	This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

4.5.	If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Employee’s obligations and liabilities under any applicable law.

4.7.	Employee hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Employee’s new employer about the Employee’s rights and obligations under this Undertaking.

4.8.	This Undertaking constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.9.	This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Undertaking as of the date first mentioned above.

/S/ Nir Shemesh

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh

APPENDIX C

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay

In accordance with the Severance Pay Law 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, the “Law”), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized, for its employee, towards a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or towards Managers’ Insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund”) or a combination of payments towards a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled for the wages of which the said payments were paid and the period for which they were paid (hereinafter, the “Exempted Salary”), provided the following conditions shall be met:

1.	Employer Payments -

	(a)	To a Pension Fund are not less than 14.33% of the Exempted Salary or 12% of the Exempted Salary if the employer pays for its employee, in addition to this, supplementary severance payments towards a Severance Pay Fund or an Insurance Fund in the name of the employee, at a rate of 2.33% of the Exempted Salary. If the employer does not pay the said 2.33% in addition to the 12%, its payments shall be only in lieu of 72% of the employee’s severance pay.

	(b)	To an Insurance Fund are not less than one of the following:

(1)	13 1/3% of the Exempted Salary, if the employer pays for its employee payments for additional monthly income support in case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1/2% of the Exempted Salary, whichever is lower (hereinafter, “Loss of Work Capacity Insurance”).

(2)	11% of the Exempted Salary, if the employer paid an additional Payment for the Loss of Work Capacity Insurance, and in such case the employer’s payments shall be only in lieu of 72% of the employee’s severance pay. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

2.	Not later than three months from the commencement of the employer’s payments a written agreement shall be prepared between the employer and the employee, which shall include:

(a)	The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this authorization.

(b)	The employer’s prior waiver of any right it may have to a financial reimbursement for all or part of its payments, unless the employee’s right to severance pay is rescinded by a judicial decree by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard a “qualifying incident”- death, disability or retirement at the age of 60 or older.

(c)	This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, expansion order or employment contract, for wages exceeding The Exempted Salary.

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Eliyahu Yishai

Minister of Labor and Social Welfare

Company: /s/ Doron Biran	Employee: /s/ Nir Shemesh